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      +--------+
      | FORM 5 |                 U.S. SECURITIES AND EXCHANGE COMMISSION
      +--------+                         WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
    obligations may             Exchange Act of 1934, Section 17(a) of the
    continue.  See             Public Utility Holding Company Act of 1935 or
    Instruction 1(b).       Section 30(h) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported


(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Kupferberg                     Max                              L.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               615 Merrick Avenue
--------------------------------------------------------------------------------
                                    (Street)

Westbury                             NY                              11590
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   New York Community Bancorp, Inc.
                                             -----------------------------------
                                               (NYB)
--------------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------

4.  Statement for Month/Year   December 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director   ____ Officer             ___ 10% Owner    ___ Other
   -----                (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
    ____ Form filed by More than One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-   2A.       3. Trans-       4. Securities Acquired (A)        5. Amount of        6.Owner-     7. Nature
   of               action   Deemed       action          or Disposed of (D)                Securities         ship       of In-
   Security         Date     Execution    Code            (Instr. 3, 4 and 5)               Beneficially       Form:      direct
   (Instr. 3)       (mm/dd/  Date, if     (Instr. 8)                                        Owned at the       Direct     Bene-
                    yy)      any       -----------------------------------------------      End of Issuer's    (D)or      ficial
                             (mm/dd/yy)                                                     Fiscal Year        Indirect   Owner-
                                          Code           Amount        (A) or    Price      (Instr. 3 and 4)   (I)        ship
                                                                       (D)                                     (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      590,901       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       58,349       I         By Wife
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      571,400       I         As share-
                                                                                                                          holder of
                                                                                                                          the Max K
                                                                                                                          One LLC(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       23,000       I         Max and
                                                                                                                          Selena
                                                                                                                          Kupferberg
                                                                                                                          Family
                                                                                                                          Foundation
                                                                                                                          (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       32,844       I         Trustee
                                                                                                                          for JK NEM
                                                                                                                          Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      104,500       I         Kupferberg
                                                                                                                          Foundation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       35,000       I         Trustee
                                                                                                                          for KK NEM
                                                                                                                          Trust
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                  SEC 2270(9-02)

================================================================================
                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0362 /
                                                / Expires:    January 31, 2005 /
                                                / Estimated average burden     /
                                                / hours per response...... 1.0 /
                                                /------------------------------/
      +--------+
      | FORM 5 |                 U.S. SECURITIES AND EXCHANGE COMMISSION
      +--------+                         WASHINGTON, D.C. 20549
[_] Check box if
    no longer subject       ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
    obligations may             Exchange Act of 1934, Section 17(a) of the
    continue.  See             Public Utility Holding Company Act of 1935 or
    Instruction 1(b).       Section 30(h) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

                                                                     PAGE 2 OF 3
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Kupferberg                     Max                              L.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               615 Merrick Avenue
--------------------------------------------------------------------------------
                                    (Street)

Westbury                             NY                              11590
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol   New York Community Bancorp, Inc.
                                             -----------------------------------
                                               (NYB)
--------------------------------------------------------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

--------------------------------------------------------------------------------

4.  Statement for Month/Year   December 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director   ____ Officer             ___ 10% Owner    ___ Other
   -----                (give title below)                       (specify below)

    ----------------------------------------------------------------------------

7.  Individual or Joint/Group Filing
    (Check Applicable Line)

     X   Form filed by One Reporting Person
    ---
    ____ Form filed by More than One Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title         2. Trans-   2A.       3. Trans-       4. Securities Acquired (A)        5. Amount of        6.Owner-     7. Nature
   of               action   Deemed       action          or Disposed of (D)                Securities         ship       of In-
   Security         Date     Execution    Code            (Instr. 3, 4 and 5)               Beneficially       Form:      direct
   (Instr. 3)       (mm/dd/  Date, if     (Instr. 8)                                        Owned at the       Direct     Bene-
                    yy)      any       -----------------------------------------------      End of Issuer's    (D)or      ficial
                             (mm/dd/yy)                                                     Fiscal Year        Indirect   Owner-
                                          Code           Amount        (A) or    Price      (Instr. 3 and 4)   (I)        ship
                                                                       (D)                                     (Instr. 4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       10,000       I         As admin-
                                                                                                                          istrator
                                                                                                                          of HK IRA
                                                                                                                          Rollover
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      265,150       I         As Partner
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        1,500       I         Trustee
                                                                                                                          for EW of
                                                                                                                          JK FBO MK
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                        1,500       I         Trustee
                                                                                                                          for EW of
                                                                                                                          JK FBO LC
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      455,625       I         Trustee
                                                                                                                          for KPT
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      151,875       I         Trustee
                                                                                                                          for KRT
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      151,875       I         Trustee
                                                                                                                          for GST
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          (Over)
                                                                  SEC 2270(9-02)


FORM 5 (continued)                                                                                             PAGE 3 OF 3

--------------------------------------------------------------------------------------------------------------------------
                        TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)           sion or             action              tion Code              ative Securities
                                  Exercise            Date                (Instr. 8)             Acquired (A) or
                                  Price of            (Month/                                    Disposed of (D)
                                  Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                  ative               Year)
                                  Security
                                                                                              ----------------------------
                                                                                                  (A)        (D)

--------------------------------------------------------------------------------------------------------------------------
Option to Purchase                $27.405
Common Stock (3)
--------------------------------------------------------------------------------------------------------------------------
Option to Purchase                $24.61              7/24/02                 A                   25,500
Common Stock (4)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                    TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------------------------------------------------
6. Date Exer-        7. Title and Amount of       8. Price       9. Number of      10. Owner-       11. Na-
cisable and             Underlying Securities        of             Deriv-             ship             ture
Expiration              (Instr. 3 and 4)             Deriv-         ative              of De-           of In-
Date                                                 ative          Secur-             rivative         direct
(Month/Day/                                          Secur-         ities              Security:        Bene-
Year)                                                ity            Bene-              Direct           ficial
                                                     (Instr.        ficially           (D) or           Owner-
-----------------------------------------------      5)             Owned              Indirect (I)     ship
Date         Expira-                Amount or                       At End             (Instr. 4)       (Instr. 4)
Exer-        tion       Title       Number of                       of Year
cisable      Date                   Shares                          (Instr. 4)

--------------------------------------------------------------------------------------------------------------------------
 7/24/02      1/24/12   Common      121,500                         121,500             D
                        Stock
--------------------------------------------------------------------------------------------------------------------------
 7/24/03      7/24/12   Common       25,500                          25,500             D
                        Stock
--------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Represents shares previously reported as being held by Mr. Kupferberg and Mrs. Kupferberg directly that are now held by the Max K One LLC, of which Mr. and Mrs. Kupferberg are shareholders.
(2) Represents shares previously reported as being held by Mr. Kupferberg directly that are now held by the Max and Selma Kupferberg Foundation, of which Mr. and Mrs. Kupferberg are Trustees.
(3) Options automatically granted pursuant to the reload feature of the New York Community Bancorp, Inc. ("NYCB") 1997 Stock Option Plan that were exercisable beginning on July 24, 2002.
(4) Options granted under the NYCB 1997 Stock Option Plan that vest in three equal annual installments beginning on July 24, 2003.


       /s/ Ilene A. Angarola                 February 14, 2003
       --------------------------------    --------------------
       **Signature of Reporting Person            Date

       By:  Ilene A. Angarola, Power of Attorney
       For: Max L. Kupferberg

**  Intentional misstatements or ommissions of facts constitute
    Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.